UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2010

Environmental Infrastructure Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-124704	32-0294481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Barr Harbor Drive, Ste. 400
West Conshohocken, PA  19428
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (866) 629-7646

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As of December 3, 2010, the Company’s Xiom subsidiary obtained the agreement of the parties to discontinue a lawsuit without prejudice regarding certain of Xiom’s convertible debentures. Specifically, holders of $820,000 of Xiom’s 7% Convertible Exchange Notes Due: April 1, 2012 previously commenced an action against Xiom and Environmental Infrastructure Holdings Corp. (“EIHC”) in the Supreme Court of the State of New York, Queens County (the “Court”), under which action those holders alleged the occurrence and continuance of certain defaults under those notes. Under the agreement, in addition to cancelling the lawsuit, the holders have also agreed to forbear from prosecuting the action, or any other lawsuit related to the defaults under the Notes, until at least May 12, 2011. In consideration of this agreement, Xiom and EIHC have issued, respectively, restated notes and warrants to the holders. The restated notes provide for a conversion price of $0.25 per share and extended their due date to April 1, 2014. The restated warrants provide for a conversion price of $0.50 per share and extended their expiration to April 2014. Each warrant gives the holder the right to purchase 2 shares for each $1 face value of their original notes. Under the restated notes, EIHC agreed to reserve shares for issuance, to register any conversion shares within 90 days, and to anti-dilution provisions. Under the restated warrant, EIHC agreed to piggyback registration rights for shares acquired under exercise of the warrants. Xiom and EIHC also agreed to pay the holders’ legal costs for the settlement and related filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2010	ENVIRONMENTAL INFRASTRUCTURE HOLDINGS CORP.

	By:	/s/ Michael D. Parrish
	Name:	Michael D. Parrish
	Title:	Chairman and Chief Executive Officer